First BancTrust Corporation April 21, 2008 Kenneth J. Lovik Vice President Office: (312) 655-2983 Fax: (312) 655-2680 klovik@howebarnes.com Andrew D. Ross Associate Office: (312) 655-2958 Fax: (312) 655-2680 aross@howebarnes.com

Contents 1 2 3 4 5 6 7 8 Executive Summary Proposed Transaction Comparable Transaction Analysis Relative Price Performance Analysis Comparable Public Company Analysis Common Stock Trading Analysis Discounted Cash Flow Analysis Valuation Conclusion Appendix

Executive Summary SECTION 1

Executive Summary First BancTrust ("FBTC" or "the Company") has selected Howe Barnes as its financial advisor for a contemplated transaction that would reduce the number of registered shareholders below 300 In assisting the board of directors to determine the fair value of the Company's common stock, Howe Barnes performed the following three methodologies in its analysis: Comparable public company analysis Common stock trading analysis Discounted cash flow analysis Howe Barnes also considered Liquidation Value as a valuation methodology but ruled out its applicability due to the number of variables for which estimates must be made and the strong likelihood that a liquidation value would be significantly lower than the value of the Company as a going concern Howe Barnes also reviewed information on selected comparable transactions, including an analysis of the premiums paid to shareholders, and historical performance of the Company's stock Howe Barnes reconciled the results of these analyses and determined the current fair value of the Company's common stock is approximately $11.00 per share

Proposed Transaction SECTION 2

Proposed Transaction The Company is contemplating structuring its shareholder reduction transaction as a cash-out merger where only those shareholders of record with fewer shares than the exchange ratio are cashed out and shareholders owning more shares than the exchange ratio are unaffected The Company has a large number shareholders who own a small number of shares; 53% of the shareholder base owns less than 250 shares The Company has approximately 484 shareholders of record; requiring it to eliminate at least 185 shareholders of record in order to lower the number of shareholders below 300 In this contemplated transaction, shareholders owning less than 250 shares will be eliminated This will require cashing out approximately 27,779 shares (1.3% of outstanding shares) A purchase price of $11.00 per share will result in a transaction value of approximately $305,569 This will leave the Company with approximately 226 shareholders of record remaining

Comparable Transaction Analysis SECTION 3

Comparable Transaction Premium Study Howe Barnes is providing comparable transaction information to the board, but this analysis was not used in the determination of the fair value of the Company's stock Howe Barnes studied selected comparable transactions announced since January 1, 2005 where premium information was available Howe Barnes analyzed the range of premiums paid over the trading price The analysis included only reverse stock splits, cash-out mergers and share reclassifications with a cash-out or put option The analysis included only bank and thrift transactions The analysis excluded transactions that could be considered a change of control

Selected Transactions _______________________________________________________________________________________________________________ Source: SNL Financial LC and Howe Barnes Note: Represents transactions announced after January 1, 2005

Relative Price Performance Analysis SECTION 4

First BancTrust Three Year Price / Volume Analysis 36 Month High: $13.49 (2/23/2006) 36 Month Low: $ 7.91 (3/5/2008) _______________________________________________________________________________________________________________ Source: SNL Financial LC as of April 16, 2008.

Relative Price Performance - Last Twelve Months _______________________________________________________________________________________________________________ Source: SNL Financial LC as of April 16. 2008. (1) Guideline companies include selected publicly traded thrifts located in the Midwest; Comparable public company groups outlined in next section (-30.52%) Guideline Companies (1) (-19.20%) Midwest Thrifts (-30.88%) Illinois Thrifts (-9.83%) Thrifts $250- $500M (-19.04%) Market Cap (-28.49%)

Relative Price Performance - Last Three Years Illinois Thrifts 10.55% Thrifts $250- $500M (-16.11%) Guideline Companies (1) (-13.42%) Market Cap (-32.14%) Midwest Thrifts (-31.78%) (-27.74%) _______________________________________________________________________________________________________________ Source: SNL Financial LC as of April 16. 2008. (1) Guideline companies include selected publicly traded thrifts located in the Midwest; Comparable public company groups outlined in next section

Comparable Public Company Analysis SECTION 5

Comparable Public Company Analysis Methodology Overview: Howe Barnes reviewed the current trading multiples of selected publicly traded thrifts with similar characteristics to FBTC Howe Barnes specifically looked at: Guideline companies that include selected publicly traded Midwestern thrifts (excluding major metropolitan areas) with assets between $250 and $500 million All publicly traded thrifts located in the Midwest All publicly traded thrifts located in Illinois Nationwide thrifts with assets between $250 and $500 million Nationwide thrifts with a market capitalization between $15 and $30 million

Comparable Public Company Analysis - Market Characteristics Selected publicly traded Midwestern thrifts with assets between $250 million and $500 million ------------------------------------------------------------------------------------------------------------------------------------------ Source: SNL Financial LC

Comparable Public Company Analysis - Operating Characteristics Selected publicly traded Midwestern thrifts with assets between $250 million and $500 million ------------------------------------------------------------------------------------------------------------------------------------------ Source: SNL Financial LC

Comparable Public Company Analysis - Liquidity Characteristics Selected publicly traded Midwestern thrifts with assets between $250 million and $500 million ------------------------------------------------------------------------------------------------------------------------------------------ Source: SNL Financial LC

Other Comparable Public Company Analysis ------------------------------------------------------------------------------------------------------------------------------------------ Source: SNL Financial LC

Summary of Comparable Public Company Trading Multiples Howe Barnes elected to apply the most weight to the pricing multiples of the Guideline Companies as these companies are considered the most comparable in providing pricing data applicable to FBTC

Implied Value Based on Comparable Public Trading Multiples High 94% 104% 27.3x Weighted Avg. 87% 90% 17.1x Low 82% 83% 15.0x Note: Label represents imputed price based on the weighted average; LTM EPS represents last twelve months earnings per share. First BancTrust's per share data as of 12/31/07 BV/Share = $12.07 TBV/Share = $11.52 LTM EPS = $0.47

Comparable Public Company Analysis Valuation Conclusion Based on Howe Barnes' review of the trading data as determined by its analysis of the comparison groups, it selected the weightings listed below to derive a fair value per share of FBTC based on this methodology.

Common Stock Trading Analysis SECTION 6

Common Stock Trading Analysis Methodology Overview: Howe Barnes reviewed the trading price and volume activity of the Company over the last twelve months, last six months, and last three months Howe Barnes calculated the weighted average trading price based on volume activity for the same time periods

Common Stock Trading Analysis - Last Twelve Months _______________________________________________________________________________________________________________ Source: SNL Financial LC as of April 16, 2008. (1) Average daily volume represents total volume for the period divided by the number of days the stock actually traded

Common Stock Trading Activity Valuation Conclusion Based on Howe Barnes' review of FBTC's trading activity over the last twelve months and how the overall market for bank and thrift stocks has performed during that time period, it selected the weightings listed below to derive a fair value per share of FBTC based on this methodology.

Discounted Cash Flow Analysis SECTION 7

Discounted Cash Flow Analysis Methodology Overview: Howe Barnes used management's projections of future net income for the years 2008 - 2012 in order to determine potential future cash flows to shareholders. Howe Barnes also estimated a terminal value based upon price-to-earnings and price-to-tangible book ratios it deemed appropriate. Howe Barnes discounted the projected cash flows for this five year period. Free equity cash flows to shareholders represents an estimate of future dividends plus what the Company could additionally pay out to shareholders while maintaining a target tangible equity / tangible assets ratio of 7.5%. Howe Barnes selected discount rates between 12.5% and 16.5% based on its estimate of the Company's current cost of equity capital. Howe Barnes selected price-to-earnings multiples of 11x - 15x and price-to-tangible book multiples of 100% - 110% of the Company's estimated 2012 financials to estimate the terminal value of the Company as a going concern.

Cost of Equity Capital Howe Barnes used the Buildup Method, a variation of the Capital Asset Pricing Model, to calculate an estimate of the Company's cost of equity capital. The Buildup Method is an additive model in which the return on an asset is estimated as the sum of a risk-free rate and one or more risk premiums. Each premium represents the reward an investor receives for taking on a specific risk. __________________________________________________________________________________________________________ Source: Bloomberg and Ibbotson SBBI 2008 Valuation Yearbook

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis Valuation Conclusion Based upon Howe Barnes' review of the Company's projected financial performance and experience in analyzing discounted cash flows to determine current value, it selected the weightings listed below to derive a fair value per share of FBTC based on this methodology.

Valuation Conclusion SECTION 8

Valuation Conclusion Howe Barnes reconciled the results of the three analyses and determined the current fair value of the Company's common stock to be approximately $11.00 per share. Based on the valuation work performed and Howe Barnes' review of the Company and overall market conditions, it selected the weightings listed below to derive a fair value per share of FBTC based on application of all methodologies used.

Sensitivity Analysis ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------- Source: SNL Financial (1) Last close price as of April 16, 2008 and prior week close as of April 9, 2008. Three month weighted average represents the weighted average trading price for the last three months weighted by volume

Appendix

Projection Summary

Projected Balance Sheet

Projected Income Statement

These materials are for discussion purposes only. They should not be construed as an offer or solicitation with respect to the purchase or sale of any security or to enter into any particular transaction and may not be relied on in evaluating the merits of investing in any security or entering into any transaction. The information contained herein and any supplemental information or other documents provided in connection herewith are submitted to you on a strictly confidential basis, should be kept confidential and should not be used other than in connection with your evaluation of a proposed structure or transaction. By accepting a copy of this presentation, the recipient agrees that neither it nor any of its employees or advisors shall use the information for any purpose other than evaluating a proposed structure or transaction or divulge the information to any other party. The information contained herein shall not be photocopied, reproduced or distributed to others, in whole or in part, without the prior written consent of Howe Barnes Hoefer & Arnett, Inc. The report herein was prepared by or obtained from sources that Howe Barnes believes to be reliable, but its accuracy or completeness are not guaranteed. Any opinions expressed or implied herein are not necessarily the same as those of Howe Barnes' Research Department and are subject to change without notice. Additional information is available upon request. Howe Barnes Hoefer & Arnett, Inc., member FINRA/SIPC.